Exhibit 99.2

Armstrong World Industries, Inc. Elects Two Directors

LANCASTER, PA, Oct. 30, 2008 — Armstrong World Industries, Inc. (NYSE: AWI) today announced that Stan A. Askren and Jon A. Boscia have been elected to its board of directors.

“We are pleased to have Stan and Jon join our board of directors,” said Chairman and CEO Michael D. Lockhart. “They are talented and experienced directors who will provide valuable perspective.”

Stan A. Askren
Askren is chairman of the board, president and CEO of HNI Corporation (NYSE: HNI) which provides products and solutions for home and workplace environments. With sales of approximately $2.7 billion, HNI Corporation is the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces. The corporation’s strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, Heatilator®, Heat & GloTM and Quadra-Fire®, have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, in 2007, the company was recognized by Fortune magazine as one of America’s Most Admired Companies and by IndustryWeek as one of the 50 Best U.S. Manufacturing Companies for the fifth consecutive year. Askren has been with HNI Corporation since 1992.

Askren has worked in several industries and has held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation.

He serves on the boards of directors of the National Association of Manufacturers (NAM) and the Business and Institutional Furniture Manufacturer’s Association (BIFMA). He is active in numerous local and civic organizations and boards.

Askren received his bachelor’s degree from University of Northern Iowa, an MBA from Washington University and completed the Advanced Management Program at Harvard University.

Jon A. Boscia
In 2008, Boscia was named president of Sun Life Financial, Inc., an international financial services organization providing protection and wealth accumulation products and services to individuals and corporate customers. Prior, he was president and chief executive officer of Lincoln National Corporation, a diversified financial services organization headquartered in the Philadelphia region with $200 billion in assets under management as of September 30, 2008. He joined that company in 1983 as vice president of Investment Management and Strategic Planning, became senior vice president in 1985, president and chief operating officer in 1994 and president and chief executive officer in 1998. Currently, he serves on the board of directors of the Southern Company. Also, he has served on the boards of Lincoln National Corporation, Hershey Company and Georgia Pacific Corporation.

Boscia received his bachelor’s degree from Point Park University and his MBA from Duquesne University.

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Contacts:
Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com
News media: Jennifer Johnson, (866) 321-6677, jenniferjohnson@armstrong.com

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong’s consolidated net sales totaled approximately $3.5 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,300 employees worldwide. For more information, visit www.armstrong.com.